QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 30, 2001

Media Arts Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24294	77-0354419
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 Lightpost Way, Morgan Hill, CA 95037
(Address of principal executive offices and zip code)

Registrant's telephone number: (408) 201-5000

ITEM 5. OTHER EVENTS

    The Company maintains a line-of-credit with Bank of America that had an expiration date of November 30, 2001. We believed that the line-of-credit would be replaced by November 30, 2001 with a new credit facility pursuant to a commitment letter from the bank dated September 20, 2001. On November 16, 2001 the bank rescinded its commitment letter and as of November 30, 2001 our line-of-credit agreement with the bank was amended to, among other things, (i) waive certain financial covenant violations, (ii) reduce the amount available to the lesser of $15 million or 45% of qualified accounts receivable and (iii) extend the expiration date to January 15, 2002. Further information concerning the line of credit as amended is set forth in the Sixth Amendment to the Loan Agreement between Bank of America and the Company, dated as of November 30, 2001, which is attached hereto as an exhibit and incorporated herein by reference.

    We are currently in negotiations with Bank of America regarding a new credit facility or a further extension of the existing line beyond January 15, 2002. In addition, we are exploring alternative financing opportunities with other financial institutions. There can be no assurance that we will obtain a new or extended credit facility with Bank of America or a new credit facility from another financial institution. We may also consider alternative financing, such as issuance of additional equity or convertible debt securities.

    Since September 30, 2001, our cash and cash equivalents have increased to approximately $9.9 million due to the receipt of income tax refunds, borrowings on the line-of-credit and net income adjusted for depreciation. Currently, borrowings on our line-of-credit total $11.5 million. We believe that our current cash and cash equivalent balance together with future projected cash flow from operations between now and January 15, 2002 may not be sufficient to allow for repayment of the line-of-credit. Further, should we be unsuccessful in securing a new line-of-credit facility, we may not have sufficient cash to meet our working capital requirements in the future.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

  (c)
  Exhibits

    The following exhibit is included herewith:

    Exhibit 10.49—Sixth Amendment to Loan Agreement between Bank of America and the Company, dated as of November 30, 2001.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDIA ARTS GROUP, INC. (Registrant)
By	/s/ Herbert D. Montgomery Herbert D. Montgomery Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

Date: December 17, 2001

QuickLinks

  ITEM 5. OTHER EVENTS
  ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURE